                      AMENDED AND RESTATED AGREEMENT AND
                       PLAN OF MERGER AND REORGANIZATION

                               TABLE OF CONTENTS



                                                                              Page
                                                                             -----
1. Merger ................................................................   A-2
2. The Closing ...........................................................   A-2
3. Conversion of Capital Stock ...........................................   A-2
4. Escrow Fund ...........................................................   A-3
5. Warranties and Representations of inTEST and Newsub ...................   A-5
6. Warranties and Representations of the Company .........................   A-7
7. Conduct of Business ...................................................   A-15
8. News Releases .........................................................   A-15
9. Registration Statement, Proxy Statement and Piggyback Rights ..........   A-15
10. Shareholder Meetings .................................................   A-16
11. Covenants of the Parties .............................................   A-16
12. Conditions to Obligations of Each Party ..............................   A-17
13. Conditions to Obligations of the Company .............................   A-17
14. Conditions to Obligations of inTEST and Newsub .......................   A-18
15. Indemnity by inTEST and Newsub .......................................   A-19
16. Indemnities by the Shareholders of the Company .......................   A-20
17. Indemnification Procedure ............................................   A-20
18. Duty to Minimize Damages .............................................   A-22
19. Survival of Representations ..........................................   A-22
20. Notices ..............................................................   A-22
21. General ..............................................................   A-23

                             AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     Agreement and Plan of Merger and Reorganization (the "Agreement") made as of January 4, 2000 by and among Temptronic Corporation, a Massachusetts corporation (the "Company"), inTEST Corporation, a Delaware corporation ("inTEST") and Temptronic Corporation, a Delaware corporation ("Newsub").


                                   RECITALS

     The Company desires that the Company be merged with and into Newsub.

     inTEST owns all of the issued and outstanding capital stock of Newsub and desires that the Company merge with and into Newsub.

     Newsub was incorporated on December 14, 1999 expressly for the purpose of this Agreement and has not conducted any business.

     For federal income tax purposes, it is intended that the merger of the Company into Newsub shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     It is the intent of all parties hereto that at the time of the Closing (defined below) that the Company be merged with and into Newsub and that Newsub be the surviving corporation.


                                  WITNESSETH


     In consideration of the payments, mutual promises, representations, covenants and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1. Merger

     (a) Agreement of Merger. Subject to the terms and upon the conditions set forth herein, at the time of the Closing, the Company and Newsub shall execute and deliver the Agreement of Merger in the form of Exhibit "A" hereto (the "Agreement of Merger") and file the Agreement of Merger and any required certificates and other documents with the Secretary of the State of Delaware and the Secretary of State of Massachusetts.

     (b) The Merger. At the time of the Closing, the Company shall be merged with and into Newsub in accordance with the Agreement of Merger (the "Merger"), with Newsub as the "Surviving Corporation", and the separate existence of the Company shall cease.


2. The Closing

     The "Closing" hereunder shall be made at 10:00 o'clock a.m. on or about March 9, 2000 (the "Closing Date") at the offices of Saul, Ewing, Remick & Saul, Philadelphia, Pennsylvania, or at such other time and place as the parties shall mutually agree. In no event shall the Closing take place later than April 30, 2000 unless all parties hereto agree; and if all of such parties do not so agree, any party may give notice to the other parties that this Agreement is terminated.


3. Conversion of Capital Stock

     (a) Company Stock. At the time of the Merger, each share of the common stock of the Company issued and outstanding immediately prior thereto (the "Company Common Stock") shall be converted into the right to receive .925 shares of the Common Stock of inTEST, par value $.01 per share (the "inTEST Stock") (the "Exchange Ratio"), and each share of the Company Common Stock issued and held in the treasury of the Company shall be cancelled and retired.

     (b) Newsub Stock. At the time of the Merger, each share of the common stock, par value $.01 per share, of Newsub (the "Newsub Common Stock") issued and outstanding immediately prior thereto shall not be converted and shall remain issued and outstanding.

     (c) Company Options. At the time of the Merger, each outstanding option to acquire or receive Company Common Stock (whether or not vested) (the "Company Options") shall be transferred to and assumed by inTEST in such manner that it is converted into an option to purchase shares of inTEST Stock ("inTEST Option"). Following the time of the Merger each inTEST Option shall be exercisable upon the same terms and conditions as then were applicable to such Company Options, except that (i) each inTEST Option shall be exercisable for that number of shares of inTEST Stock equal to the product obtained by multiplying the number of shares of Company Common Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the time of the Merger by the Exchange Ratio, rounded down to the nearest whole number of shares of inTEST Stock and (ii) the per share exercise price for the shares of inTEST Stock issued upon exercise of inTEST Options shall be equal to the quotient obtained by dividing the exercise price per share of Company Stock at which such Company Option was exercisable immediately prior to the time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that, to the extent that any Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the time of the Merger, the inTEST Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code and that the assumption of the Company Options provided by this Section 3(c) satisfy the conditions of Section 424(a) of the Code. As soon as practicable after the Closing inTEST shall use reasonable efforts to file and cause to become effective a Form S-8 registration statement under the Securities Act to cover the inTEST Stock to be issued upon the exercise of the inTEST Options into which the Company Options are converted.

     (d) Exchange Agent. inTEST shall appoint a reputable institution reasonably acceptable to the Company to serve as Exchange Agent (the "Exchange Agent") in the Merger.

     (e) inTEST to Provide inTEST Stock. Promptly after the time of the Merger, inTEST shall make available to the Exchange Agent for exchange in accordance with this Section 3 the shares of inTEST Stock issuable pursuant to Section 3(a) in exchange for all the outstanding shares of the Company Stock.

     (f) Exchange Procedures. Promptly after the time of the Merger, inTEST shall cause the Exchange Agent to mail to each holder of record (as of the time of the Merger) of a certificate or certificates (the "Certificates") which, immediately prior to the time of the Merger represented outstanding shares of Company Stock, which shares were converted into shares of inTEST Stock pursuant to Section 3(a), (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as inTEST may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of inTEST Stock. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor Certificates representing the number of whole shares of inTEST Stock into which their shares of Company Stock were converted at the time of the Merger (less the shares of inTEST Stock deposited in the Escrow Fund), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the time of the Merger, for all corporate purposes, to evidence the ownership of the number of full shares of inTEST Stock into which such shares of Company Stock shall have been so converted. If any portion of the inTEST Stock, and cash in lieu of fractional shares thereof otherwise payable hereunder to any person, is to be issued or paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such issuance or payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance or payments shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance or payment to a person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


     (g) Fractional Shares. No fractional shares of inTEST Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of inTEST Stock pursuant to the Merger, cash adjustment will be paid to holders in respect of any fractional share of inTEST Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional share and the closing price of inTEST Stock on the Closing Date.


     (h) Rule 145. Subject to applicable law, Company Stock Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 (c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until inTEST has received a written agreement in substantially the form attached hereto as Exhibit "B" from such person agreeing to comply with the provisions of Rule 145 under the Securities Act.


4. Escrow Fund


     (a) Escrow Agreement. At the time of the Closing, inTEST, Newsub, Shareholder Representative and PNC Bank, National Association, (the "Escrow Agent") shall enter into an Escrow Agreement in the form attached as Exhibit "C" hereto (the "Escrow Agreement").


     (b) Deposits to the Escrow Funds. At the time of the Closing, from the shares of inTEST Stock to be delivered to the former shareholders of the Company hereunder, inTEST shall deliver a stock certificate representing 10% of such shares of the inTEST Stock to the Escrow Agent which shares shall be deposited in the "Escrow Fund". All such shares shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement.


     (c) Claims Under Agreement. If an event or state of facts giving rise to indemnification under Section 16 hereof has occurred (an "Event"), inTEST shall provide the Shareholder Representative and the Escrow Agent with a Claim Notice in accordance with the terms of Section 17 hereof, stating that such Event has occurred, describing such Event in reasonable detail, specifying the amount of the Losses and the method of computation thereof, containing a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or arises (a "Claim"). inTEST may make more than one Claim with respect to any Event.

       (i) If all or a portion of the amount described in a Claim Notice becomes an Admitted Liability or is determined by an arbitrator (as provided in Section 21(b) hereof) to be due and owing to inTEST, then the Escrow Agent shall be instructed to distribute, out of the Escrow Fund, to inTEST (or, at the direction of inTEST, to Newsub) such number of shares of inTEST Stock having a Market Value equal to the amount due to inTEST. The "Market Value" of a share of the inTEST Stock for the purposes of this Agreement shall be the closing price of a share of the inTEST Stock as reported by The NASDAQ Stock Market ("NASDAQ") on the Closing Date.


       (ii) If the Shareholder Representative delivers to inTEST a Dispute Statement in accordance with the terms of Section 17, then the portion of the Claim that is disputed shall not be payable by the Escrow Agent to inTEST or Newsub, except in accordance with a final decision of an arbitrator (as provided in Section 21(b) hereof) or by joint written instructions by inTEST and the Shareholder Representative to the Escrow Agent stipulating the number of shares of inTEST Stock to be distributed out of the Escrow Fund, which shares of inTEST Stock shall have a Market Value equal to the amount of the Claim then due and payable.


       (iii) If as a result of a Third Party Claim inTEST incurs Losses for which it is determined that inTEST is entitled to indemnification under
      Section 16, then the Escrow Agent shall be instructed to distribute to inTEST out of the Escrow Fund such number of shares of inTEST Stock having a Market Value equal to such Losses.


     (d) Final Payment from Escrow Fund. On a date one year after the Closing Date (the "Final Release Date"), the Escrow Agent shall be instructed to deliver to the former shareholders of the Company the remaining balance of the inTEST Stock in the Escrow Fund.


     (e) Termination of the Escrow. The escrow shall terminate upon the final disbursement of all shares of inTEST Stock deposited with the Escrow Agent as provided herein and the Escrow Agreement.


     (f) Escrow Agent Fees. The fees of the Escrow Agent shall be paid by inTEST.


     (g) Appointment of Shareholder Representative. Samuel Rubinowitz (or another person designated by the Company) shall, by virtue of the Merger and the resolutions to be adopted at the Company Shareholders Meeting, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the shareholders of the Company (with full power of substitution) in connection with the indemnification provisions of this Agreement as they relate to such shareholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including to act as the representative of such shareholders to review and authorize all claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with inTEST any claims asserted thereunder and to authorize payments to be made with respect thereto, and to take such further actions as are authorized in this Agreement. The above-named representative, as well as any subsequent representative of the shareholders of the Company appointed by such representative (or, after such representative's death or incapacity, elected by vote of holders of a majority of capital stock of the Company outstanding immediately prior to the Merger), is referred to herein as the "Shareholder Representative." The Shareholder Representative shall not be liable to any stockholder of the Company, inTEST, Newsub, the Surviving Corporation or any other person with respect to any action taken or omitted to be taken by the Shareholder Representative under or in connection with this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholder Representative. The shareholders of the Company shall severally indemnify and hold the Shareholder Representative harmless against any loss, liability or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the duties of the Shareholder Representative hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. Each of inTEST and Newsub and each of their respective affiliates shall be entitled to rely on such appointment and treat the Shareholder Representative as the duly appointed attorney-in-fact of each shareholder of the Company. Each shareholder of the Company who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each shareholder of the Company who receives shares of inTEST Stock in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of inTEST and Newsub to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the shareholders of the Company.


5. Warranties and Representations of inTEST and Newsub


     inTEST and Newsub, jointly and severally, represent and warrant to the Company as follows, and all such representations and warranties shall be true and correct at and as of the Closing as though then made:

     (a) Organization of inTEST and Newsub. Each of inTEST and Newsub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and each is qualified, in good standing and entitled to own its properties and conduct its business all as and in the places where such properties are now owned or such business is conducted, except where failure to be so qualified would not have a material adverse effect on the business, results of operation or financial condition, in each case taken as a whole (a "Material Adverse Effect"), on inTEST and its subsidiaries taken as a whole. Newsub was incorporated on December 14, 1999 expressly for the purposes of the Merger and has not conducted any business.

     (b) Corporate Power. Each of inTEST and Newsub has all requisite corporate power and authority to execute and deliver this Agreement and all of the documents related hereto, to perform all the terms and conditions hereof to be performed by them and, subject to shareholder approval, to consummate the transaction contemplated hereby.

     (c) Capitalization of inTEST. inTEST has an authorized capital stock of 20,000,000 shares of Common Stock, par value $.01 per share, 6,536,034 shares of which are duly issued and now outstanding, fully paid and non-assessable, and 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. All voting rights are vested exclusively in the said Common Stock. Except for 500,000 shares of said Common Stock reserved for issuance under employee and director stock options, there are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require inTEST to purchase, redeem or acquire any shares of the capital stock of inTEST, and there is no outstanding security of any kind convertible into such capital stock. No shareholder of inTEST has been granted any registration rights in respect of the securities of inTEST. The inTEST Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable, and not subject to preemptive rights created by statute, inTEST's Certificate of Incorporation or By-Laws or any agreement to which inTEST is a party or by which inTEST is bound.

     (d) No Proceedings in Dissolution. No proceedings or actions are pending to limit or impair any of the powers, rights or privileges of inTEST or Newsub.


     (e) Certificate of Incorporation and By-Laws. Copies of the Certificates of Incorporation and By-Laws, and all amendments thereto, of inTEST and Newsub delivered to the Company are true and complete copies thereof and such Certificates of Incorporation and By-Laws have not been amended since such delivery.


     (f) Authorization of Agreement and Enforceability. The execution and delivery of this Agreement on behalf of inTEST and Newsub have been duly approved by the boards of directors of inTEST and Newsub and the sole stockholder of Newsub, and, with the exception of approval of this Agreement by the shareholders of inTEST, no further corporate action is required to approve the execution, delivery and performance of this Agreement on behalf of inTEST or Newsub. The Agreement constitutes the legal, valid and binding obligation of inTEST and Newsub enforceable in accordance with its terms and conditions.


     (g) Conflict. Except for the filing and effectiveness of the Registration Statement and the Joint Proxy Statement, filings under the state securities laws, the approval by the shareholders of inTEST and Newsub, and the fulfillment of the conditions required under this Agreement, the execution, delivery and performance by inTEST and Newsub of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both): (i) violate any provision of the Certificate of Incorporation or By-Laws of inTEST or Newsub, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provisions of law, statute, rule or regulation to which inTEST or Newsub is subject, (iii) violate any judgment, order, writ or decree of any court applicable to inTEST or Newsub, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval (which has not been obtained) under any contract, agreement or instrument to which inTEST or Newsub is a party or any of the assets of inTEST or Newsub are bound, or (v) result in the creation or imposition of any claim, demand, charge, mortgage, judgment, lien, lease, security interest, easement or any encumbrance whatsoever upon any of the assets of inTEST or Newsub, which violation, conflict, breach, default, acceleration or encumbrance or the failure to make or obtain such filing, consent, authorization or approval with respect to the matter specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on inTEST or prevent or delay the consummation of the transactions contemplated by this Agreement.

     (h) Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental body or any other party is required by or with respect to inTEST or Newsub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the joint proxy statement of inTEST and the Company, as amended from time to time through effectiveness (the "Joint Proxy Statement"), pursuant to the Securities Act for the solicitation of the approval of the shareholders of inTEST, (ii) the filing with the SEC of a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act with respect to those shares of inTEST issuable in the Merger, in which the Joint Proxy Statement will be included as part of the Registration Statement, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities law, (iv) any applicable filing required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) the approval of the shareholders of inTEST, (vi) any other such filings or approvals as may be required under Delaware law and
(vii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate have a Material Adverse Effect on inTEST or prevent or materially delay the consummation of the transactions contemplated hereby.

     (i) Financial Statements and SEC Reports.

       (i) The audited consolidated balance sheet of inTEST as of December 31, 1998 (the "inTEST Balance Sheet"), and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the year then ended, with related notes, certified by KPMG LLP, certified public accountants, copies of which have been delivered to the Company, present fairly the financial position and results of operations and changes in financial position of inTEST on the date or for the fiscal period covered by such financial statements and were prepared in accordance with United States generally accepted accounting principles ("GAAP"), and there has been no material adverse change in the condition, financial or otherwise, results of operations, retained earnings or business of inTEST from that set forth in the financial statements dated December 31, 1998.

       (ii) inTEST has filed all forms, reports and documents required to be filed by it with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed complied in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of inTEST is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

       (iii) inTEST has delivered to the Company a copy of each SEC Report in the form filed with the SEC (excluding exhibits and any amendments thereto and all documents incorporated by reference therein) since January 1, 1999. inTEST has furnished to the Company complete and correct copies of all material amendments and modifications (if any) that have not been filed by inTEST with the SEC to all agreements, documents and other instruments that previously had been filed by inTEST as exhibits to SEC Reports and are currently in effect.


     (j) No Undisclosed Liabilities. Except (i) to the extent set forth on the inTEST Balance Sheet, including the Notes thereto, or (ii) as disclosed in any SEC Report filed by inTEST after December 31, 1998, inTEST does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP which would have a Material Adverse Effect on inTEST, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998.


     (k) Litigation. Except as set forth in Schedule "5(k)", there are no material actions, suits or proceedings pending or, to the Actual Knowledge (defined below) of inTEST or Newsub, threatened against or affecting inTEST or Newsub or their properties or business before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality. To the Best Knowledge (defined below) of inTEST, there is no basis for any such action, suit or proceeding, the outcome of which would have a Material Adverse Effect on inTEST. There are no outstanding orders, decrees or stipulations which will have a Material Adverse Effect on inTEST. There is no litigation or proceedings pending or, to the Actual Knowledge of inTEST, threatened against or affecting inTEST or Newsub or pertaining to this Agreement, the result of which could prevent, delay or make unlawful the consummation of the transaction contemplated by this Agreement.


     (l) Finders Fee. No person, corporation, partnership or firm retained by or on behalf of inTEST or Newsub (i) brought about the transaction contemplated hereunder or (ii) is entitled to any commission or fee from the Company, inTEST or Newsub upon consummation of such transaction.


6. Warranties and Representations of the Company


     The Company represents and warrants to inTEST and Newsub as follows and all such representations and warranties shall be true and correct at and as of the Closing as though then made:


     (a) Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Company has full corporate power and authority to own, lease and use its properties and assets that it purports to own, lease or use and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions where the nature of its business requires such qualification, except as set forth in Schedule "6(a)" or except where the failure to be so qualified would not result in a loss to or a liability of the Company in excess of $5,000. The Company is duly qualified and licensed to do business in the jurisdictions set forth in Schedule "6(a)".


     (b) Corporate Power. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all of the documents related hereto, and subject to the approval of the shareholders of the Company, to consummate the transaction contemplated hereby and to perform all of the terms and conditions hereof to be performed by the Company.


     (c) Capitalization. The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, of which 2,204,120 shares are issued and outstanding. All of the said shares of the Company Common Stock are validly issued, fully paid and non-assessable and are entitled to vote at the shareholder meeting at which the Merger will be considered, and none of the shares of the Company Common Stock has been issued in violation of any applicable law or any pre-emptive rights of any shareholder by which the Company is bound or transferred in violation of any transfer restrictions relating thereto under the Stockholders Agreements set forth on Schedule "6(c)" (the "Stockholder Agreements"). Except as set forth in Schedule "6(c)", there are no authorized or outstanding options, warrants, convertible securities, subscriptions rights, puts, calls, unsatisfied pre-emptive rights or other rights of any nature to purchase or otherwise receive, or to require the Company to purchase, redeem, acquire or register, any shares of the capital stock or other securities of the Company, and there is no outstanding security of any kind convertible into such capital stock. Except as set forth in Schedule "6(c)", to the Best Knowledge of the Company, there are no existing stockholder agreements, voting agreements or voting trusts respecting any shares of the capital stock of the Company.


     (d) Corporate Instruments and Records. The copies of the Company's Articles of Organization and By-Laws heretofore furnished to inTEST are true, correct and complete and each include all amendments to the date of this Agreement. Copies of the Company's minute books, as made available to inTEST, contain a true and correct record of all material corporate action taken on or prior to the date of this Agreement at the meetings of the Company's shareholders and directors and committees thereof, and no meetings of any shareholders, directors or committees have been held for which minutes have not been prepared and are not contained in such minute books. Copies of the stock certificate books and ledgers of the Company, as made available to inTEST for inspection, are true, correct and complete copies of such books and ledgers, as currently in effect, and accurately reflect, as of the date hereof, the ownership of the Company Common Stock. The books of account, minute books, stock record books and other records of the Company, copies of all of which have been made available to inTEST, are complete and correct in all material respects and have been maintained in accordance with reasonably sound business practices. On the Closing Date, all of the Company's minute books and corporate records will be in the possession of the Company.


     (e) Subsidiaries. Except as set forth on Schedule "6(e)", the Company (i) has no subsidiaries or affiliates or any ownership interest in any other entity, (ii) is not a party to any joint venture and (iii) does not have the right to acquire any securities of or ownership interest in any other person or entity. Each of the subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each subsidiary has full corporate power and authority to own, lease and use its properties and assets that it purports to own, lease or use and to carry on its business as presently conducted. Each subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not result in a loss or liability of such subsidiary in excess of $5,000.


     (f) No Proceedings in Dissolution. No proceedings or actions are pending to limit or impair any of the powers, rights or privileges of the Company.


     (g) Authorization of Agreement and Enforceability. The execution and delivery of this Agreement on behalf of the Company have been duly approved by the Board of Directors of the Company, and no further corporate action is required to approve the execution and delivery of this Agreement on behalf of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms and conditions.


     (h) Property and Assets. Schedule "6(h)" contains a true and correct schedule and brief description of all of the tangible personal property owned or leased by the Company having a fair market value in excess of $2,500, and such assets are in good operating condition, reasonable wear and tear excepted, and generally conform with all applicable municipal ordinances, regulations, building and zoning laws. Except as set forth in Schedule "6(h)", the Company has good title, free from any liens, security interests or encumbrances of any kind, to all the assets listed or described as being owned in the Company Balance Sheet and Schedule "6(h)", except for (i) any lien, claim or encumbrance securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, and (ii) imperfections of title and other minor liens, claims and encumbrances that do not materially detract from the value or impair the use of the asset subject thereto. None of such assets, property or operations of the Company have been adversely affected by fire, windstorm, floods, strikes, walkouts, acts of God, condemnation of property or any other cause.


     (i) Financial Statements. The books of the Company fairly and correctly reflects its income, expenses, assets and liabilities in accordance with GAAP consistently applied. The balance sheets of the Company as of June 30, 1999, 1998 and 1997 and the related statements of income, shareholders' equity and cash flow for the years then ended, certified by Ernst & Young LLP, independent public accountants, and an unaudited balance sheet of the Company at November 30, 1999 (the "Company Balance Sheet") and the related

Statement of Income, with related notes, copies of which have been delivered to inTEST, present fairly the financial position and results of operations and changes in financial position of the Company on the dates and for the fiscal periods covered by such financial statements and were prepared in accordance with GAAP applied on a consistent basis. There has been no Material Adverse Effect on the financial condition, results of operations, retained earnings or business of the Company from that set forth in the financial statements dated November 30, 1999.

     (j) No Undisclosed Liabilities. The Company has no debts, liabilities or obligations in excess of $5,000 in the aggregate, known or unknown, of any kind, character or description whether accrued, absolute, contingent or otherwise or due or to become due, except (i) to the extent reflected in the Company Balance Sheet; (ii) to the extent described or referred to in this Agreement or in any Schedule to this Agreement; and (iii) those incurred in or as a result of the ordinary course of business of the Company since November 30, 1999, each of which has been consistent with past practices. To the Best Knowledge of the Company, there is no basis for the assertion against the Company by any person of any claim in excess of $5,000 based on a liability which is required to be and is not disclosed in the Company Balance Sheet or on Schedule "6(p)".

     (k) Accounts Receivable. All accounts receivable of the Company (i) have or will have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (ii) are collectable and will be collected in full at the recorded amounts thereof (subject to no defenses, set-offs or counterclaims, other than the right of customers to return goods) in the ordinary course of business (without resort to litigation or assignment to a collection agency) no later than December 31, 2000, net of any allowance for bad debts reflected on the Company Balance Sheet.

     (l) Inventory. The inventory of the Company (i) was acquired and maintained in accordance with the regular business practices of the Company,
(ii) consists of new and unused items of a quality and quantity usable and, to the Best Knowledge of the Company, salable in the ordinary course of the Company's business consistent with past practice, and (iii) is valued in accordance with GAAP consistently applied and the value of obsolete items, slow-moving items and of items below standard quality have been written off or adequate reserves have been provided therefor.

     (m) No Violation or Consents. Except as set forth on Schedule "6(m)", the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the Articles of Organization or By-Laws of the Company, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which the Company is subject, (iii) violate any judgment, order, writ or decree of any court applicable to the Company, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any contract, agreement or instrument to which the Company is a party or any of the assets of the Company is bound or (v) result in the creation or imposition of any claim, demand, charge, mortgage, judgment, lien, lease, security interest, easement or any encumbrance whatsoever upon any of the assets of the Company, which violation, conflict, breach, default, acceleration or encumbrance or the failure to make or obtain such filing, consent, authorization or approval with respect to the matter specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or delay the consummation of the transactions contemplated by this Agreement.

     (n) Taxes. The Company has duly prepared and timely filed all federal, state, local and other tax returns which are required to be filed and which were due prior to the date of this Agreement and has paid all taxes and assessments which have become due pursuant to such returns or pursuant to any assessment received by the Company. All such tax returns were true and correct in all material respects and have been completed in all material respects in accordance with applicable law. All federal, state, local and other taxes accruable since the filing of such returns have been accrued on the books of the Company. All taxes and other assessments and levies which the Company has been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or have been properly provided for by the Company for such payment and all other payments due in connection therewith, to the extent accrued through November 30, 1999, are duly reflected in the Balance Sheet of the Company. No proceedings or other action has been taken, nor is there any basis for any proceedings or other action to be taken, for the assessment and collection of additional taxes of any kind for any period for which returns have been filed, and no additional taxes of any kind in excess of $5,000 for any such period will be assessed or collected. Since the examination of the 1987 federal income tax returns of the Company, none of the federal income tax returns of the Company has been examined by the Internal Revenue Service and to the Actual Knowledge of the Company, there is no examination by the Internal Revenue Service presently pending.

     (o) Governmental Approvals. The Company has all permits, licenses, registrations, orders and approvals of federal, state or local government or regulatory bodies that are required for it to conduct its business as presently conducted (including, without limitation, those required under any environmental law) (collectively the "Permits") where the failure to obtain any Permits would result in a loss to or a liability of the Company in excess of $5,000. All Permits are in full force and effect, and the Company is in material compliance with all of the terms and conditions of the Permits. Schedule "6(o)" hereto sets forth the correct and complete list of all material Permits. To the Best Knowledge of the Company, no suspension or cancellation of any of the Permits is threatened and, to its Best Knowledge, no cause exists for such suspension or cancellation.

     (p) Litigation. Except set forth in Schedule "6(p)", there are no actions, suits or proceedings pending or, to the Actual Knowledge of the Company, threatened against or affecting the Company, its assets or business before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality. Except set forth in Schedule "6(p)", there is no basis for any such action, suit or proceeding, the outcome of which would result in a loss to or a liability of the Company in excess of $5,000, and there are no outstanding orders, decrees or stipulations which would have a Material Adverse Effect on the Company. There is no litigation or proceedings pending or, to the Actual Knowledge of the Company, threatened against or affecting the Company or pertaining to this Agreement, the result of which could prevent, delay or make unlawful the consummation of the transaction contemplated by this Agreement.

     (q) Compliance with Laws. The Company has at all times conducted, and is presently conducting, its business so as to comply with all laws, ordinances and regulations applicable to the conduct or operation of its business or the ownership or use of its assets, in each case except where the failure to comply would not, individually or in the aggregate result in a loss to or a liability of the Company in excess of $5,000.

     (r) Contracts and Commitments. Except as listed and described on Schedule "6(r)" hereto, the Company is not a party to any written or oral:

        (i) agreement, contract or commitment for the future purchase of or payment for supplies or products or for the performance of services by another party involving in any one case $5,000 or more per annum;

        (ii) agreement, contract or commitment to sell or supply products or to perform services involving in any one case $5,000 or more per annum (other than purchase orders received by the Company in the ordinary course of business);

        (iii) agreement, contract or commitment continuing over a period of more than six months from the date hereof or exceeding $5,000 in value per annum;

        (iv) representative, sales agency, dealer or distributor agreement, contract or commitment;

        (v) lease under which the Company is either lessor or lessee with respect to real property;

        (vi) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including, without limitation, loans to or from employees) or guarantee, pledge or undertaking of the indebtedness of any other corporation, firm or person (other than endorsement of items for deposit in the ordinary course of business);

        (vii) agreement, contract or commitment for any charitable or political contribution;

       (viii) agreement, contract or commitment limiting or restraining the Company or any successor or assign from engaging or competing in any lines of business with any corporation, firm or person;

        (ix) license, franchise, distributorship or other agreement, including those that relate in whole or in part, to any patent, trademark, tradename, service mark or copyright, or to any ideas, technical assistance or other know-how of or used in the business of the Company; or


        (x) any other agreement, contract or commitment not made in the ordinary course of business.


     Each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule "6(r)" hereto (the "Commitments") is valid and enforceable in accordance with its terms, the Company is in material compliance with the provisions thereof, the Company is not in default in the performance, observance, or fulfillment of any material obligation, covenant or condition contained in any Commitment, and no event has occurred that, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company; and, to the Best Knowledge of the Company, no such Commitment contains any contractual requirement with which there is a reasonable likelihood the Company will be unable to comply. Except as set forth in Schedule "6(r)", no advance payments have been received by the Company from or on behalf of any party to any of the Commitments for services to be rendered or products to be delivered to such party after the Closing Date, and no consent or approval of any party to any Commitment is required for the execution of this Agreement or the consummation of the transaction contemplated hereby.


     (s) Insurance. Schedule "6(s)" hereto is a true and complete list of all insurance policies now owned by the Company covering the lives of shareholders, product liabilities, umbrella and excess liabilities and blanket crime, all of which policies are valid and are in full force and effect. The surrender value of the life insurance policies owned by the Company is not less than $1,031,320.


     (t) Finder's Fee. With the exception of OEM Capital Corp. who will be paid by inTEST, no person, corporation, partnership or firm retained by or on behalf of the Company (i) brought about the transaction contemplated hereunder or (ii) is entitled to any commission or fee from the Company, inTEST or Newsub upon the consummation of such transaction.


     (u) Employees. Schedule "6(u)" hereto is a true and correct list of all current employees of the Company and a description of their titles and positions and the wages (including base rates and total compensation for 1998 and 1999), benefits and vacation schedules currently paid or provided for such employees.


     (v) Labor Disputes. Except as set forth in Schedule "6(v)", there are no discrimination complaints nor any other kind of employment or labor related disputes against the Company in connection with its business pending before or, to the Actual Knowledge of the Company, threatened before any federal, state or local court or agency, and to the Best Knowledge of the Company, no disputes respecting minimum wage or overtime claims or other conditions or terms of employment exist. The Company has not experienced any labor disputes or any work stoppage due to labor disagreements within the past three years. With respect to the Company and its business (i) there is no unfair labor practice charge or complaint against the Company pending or to the Actual Knowledge of the Company threatened before the National Labor Relations Board; (ii) there is no labor strike, slow down or stoppage pending or, to the Actual Knowledge of the Company, threatened against or affecting the Company; and (iii) no question concerning representation has been raised within the past three years, or to the Actual Knowledge of the Company, is threatened respecting its employees.


     (w) Customers and Suppliers. To the Best Knowledge of the Company, there is no controversy with any customers or suppliers of a nature which, individually or in the aggregate, will result in a loss to or a liability of the Company in excess of $5,000.


     (x) Proprietary Rights.


      (i) Patents and Trademarks. Schedule "6(x)(i)" hereto sets forth a correct and complete list of all patents, registered copyrights, maskworks, logos, trademarks, tradenames, service marks and other intellectual property rights and applications or registrations therefor used in the business of the Company and/or owned by the Company (collectively and including inventions and trade secrets, the "Proprietary Rights").

     (ii) Fees. All necessary registration, maintenance and renewal fees in connection with the Proprietary Rights, the absence of which would have a Material Adverse Effect on the Company or the conduct of the Company's business, have been paid and the necessary documents and certificates in connection with such Proprietary Rights have been filed with the relevant patent, copyright, trademark or other authorities of the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Proprietary Rights when commercially reasonable.


    (iii) Rights and Title. The Company owns or possesses adequate licenses or other valid rights to use (without making any payment to others, except for standard software license payments or the obligation to grant rights to others in exchange) all of the Proprietary Rights. The Proprietary Rights constitute all such rights necessary to conduct the business of the Company as presently conducted. The validity of the Proprietary Rights and the rights therein of the Company have not been questioned in any litigation to which the Company is a party, nor, to the Actual Knowledge of the Company, is any such litigation threatened or any claim made. To the Best Knowledge of the Company, the conduct of the business of the Company as presently conducted does not conflict with patent rights, licenses, trademark rights, tradename rights, copyrights, maskworks or other intellectual property rights of others, except as set forth in Schedule 6(x)(iii).


     (iv) Infringement. To the Best Knowledge of the Company, there is no use of any of the Proprietary Rights being made by any corporation, firm or person other than the Company that has not been authorized by the Company as set forth on Schedule 6(x)(iv).


      (v) Conflicts. No present or former director or officer or employee, or consultant of the Company has any interest in any of the Proprietary Rights.


     (y) ERISA.


      (i) Employee Benefit Plans. Schedule "6(y)" hereto contains a correct and complete list of each employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each holiday, vacation or other bonus practice or any other employee pay practice, arrangement, agreement or commitment maintained by or with respect to which the Company has any liability or obligation, whether actual or contingent, with respect to any of its employees or their respective beneficiaries.


     (ii) Retiree Benefits. Except as set forth on Schedule 6(y), the Company has no ERISA plan or other employee arrangement which provides for the payment of retiree benefits.


    (iii) Compliance. Except as disclosed in Schedule "6(y)", all employee benefit plans of the Company are and have been operated in full compliance with all applicable laws including, without limitation, the Health Insurance Portability and Accountability Act, ERISA and the regulations thereunder, and the Code (including Section 4980B thereof). There are no violations of Sections 404, 406, or 407 of ERISA, no prohibited transaction (as defined in the Code or ERISA), no violation of the reporting and disclosure provisions of ERISA and the Code, and no termination or partial termination (including any termination or partial termination attributable to the Merger) of any employee benefit plan maintained or established by the Company or to which the Company contributes or has contributed. Except as disclosed in Schedule "6(y)", no event has occurred or is expected to occur which will result in liability to the Company in connection with any employee pension benefit plan (as defined in ERISA) established, maintained, or contributed to (currently or previously) by the Company. If required by applicable law, the Company has properly submitted, or intends to properly submit, all employee benefit plans described in Schedule "6(y)" in good faith for the purpose of meeting the applicable - requirements of ERISA or the Code, as the case may be, to the Internal Revenue Service for its approval within the time prescribed therefor under applicable federal regulations.

     (iv) Accruals. Except as set forth in Schedule "6(y)", the Company has made on or prior to the date hereof and will have accrued on or prior to the Closing Date all payments required to be made by it on or prior to the date hereof and the Closing Date, and has accrued (in accordance with GAAP) as of the date hereof and will have accrued on or prior to the Closing Date all payments due but not yet payable as of the date hereof and the Closing Date, so there have not been nor will there be any Accumulated Funding Deficiencies (as defined in ERISA or the Code), in respect of the employee benefit plans, or waivers of such deficiencies.

       (v) Multi-Employer Plans. Except as specifically set forth in Schedule "6(y)", the Company does not sponsor or maintain, and is not a contributing employer or otherwise a party to, nor has any obligation or liability under or with respect to, and has never maintained or participated in, or been obligated to contribute to any defined benefit plan (as defined in Section 3(35) of ERISA) or multi-employer plan (as defined in Section 3(37) of ERISA).

     (z) Affiliate Transaction. Schedule "6(z)" hereto sets forth a summary of all purchases of goods or services from the Company by any Affiliate of the Company (except transactions for the purchases of goods or services between the Company and any subsidiary of the Company in the ordinary course consistent with past practices) for the three years ended as of the Closing Date. No Affiliate of the Company provides any services or products to the Company. For the purposes of this Agreement, the term "Affiliate" shall mean any director, employee or any person or entity that directly or indirectly controls the Company, is controlled by, or is under common control with, the Company.

     (aa) Environmental Matters.

      (i) Notice of Violation. The Company has not received any notice relating to its business or any real property owned or leased by the Company alleging any violation of any Environmental Law (defined below) or any written request for written information from any governmental agency or any other corporation, firm or person pursuant to any Environmental Law. The Company and all real property which the Company leases or uses is in compliance in all material respects with, and is not in material violation of or liable under, any applicable Environmental Law.

     (ii) No Releases. Except as set forth in Schedule "6(aa)(ii)" hereto or as authorized by any valid permit issued pursuant to any Environmental Law, there are no Regulated Substances released by the Company or any other person, firm or corporation on or beneath any of the real property leased or used by the Company in quantities or concentrations that could give rise to obligations, responsibilities, liabilities or debts of the Company under any Environmental Law.

    (iii) Notice of Violation. The Company has not received any notice or order from any governmental agency or private or public entity in connection with its business advising it that the Company is responsible for or potentially responsible for remediation or paying for the cost of investigation or remediation of any Regulated Substance, and the Company has not entered into any agreements pertaining thereto.

     (iv) Underground Problems. Except as set forth in Schedule "6(aa)(iv)", none of the real property leased or used by the Company contains any asbestos, equipment using PCB's, drums buried in the ground, underground storage tanks, underground injection wells or septic tanks in which processed waste water or any Regulated Substances have been disposed.

      (v) Environmental Studies. Schedule "6(aa)(v)" hereto identifies all environmental studies in possession of the Company or its Affiliates relating to any real property leased or used by the Company, and true and complete copies of said studies have been delivered to inTEST.

     (vi) Environmental Law. "Environmental Law" shall mean any legal requirement that requires or relates to:

          o advising appropriate authorities, employees, and the public of intended or actual releases of any Regulated Substance (defined below), violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

          o preventing or reducing to acceptable levels the release of Regulated Substances into the environment;

          o reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          o assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

          o protecting resources, species, or ecological amenities;

          o reducing to acceptable levels the risks inherent in the transportation of Regulated Substances, or other potentially harmful substances;

          o cleaning up Regulated Substances that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention;

          o making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets by, or as a result of exposure to, Regulated Substances; or

          o any governmental authorization issued pursuant to any of the above.


    (vii) Regulated Substance. "Regulated Substance" shall include any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R.ss.302), including any element, compound, mixture, solution, or substance that is designated pursuant to Section 102 of CERCLA; (ii) substance that is designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C.ss.ss.1251, 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C.ss.ss.6901, 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C.ss.ss.7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C.ss.ss.2601, 2606);
           (viii) source, special nuclear, or by product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C.ss.2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains urea formaldehyde; (x) waste oil and other petroleum products; and (xi) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.


     (bb) Product Warranties. Schedule "6(bb)" hereto contains true, correct and complete copies of all product warranties issued by the Company which remain outstanding for products sold by the Company prior to the Closing Date. Except as set forth in Schedule "6(bb)": (i) the Company has made no other written warranties relating to its products or services that would materially increase the warranty obligations of the Company and (ii) there is no pending or, to the Best Knowledge of the Company, threatened claim against the Company on account of product warranties or with respect to defective or inferior products in excess of $20,000.


     (cc) Disclosure. None of the representations by the Company made in this Agreement or in any Schedule or Exhibit hereto and the statements made in all certificates furnished by it, required by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representations or statements not misleading. Except as set forth in Schedule "6(cc)", to the Best Knowledge of the Company, there is no fact which may have a Material Adverse Effect on the Company which has not been set forth in this Agreement or any Schedule hereto.

7. Conduct of Business


     Except as set forth in Schedule "7" hereto or in order to consummate the transaction contemplated by this Agreement, during the period between November 30, 1999 and the Closing Date, the Company has and shall have conducted its business in the usual and normal course consistent with past practices and has and shall have refrained from any extraordinary transactions.


8. News Releases


     No notices to third parties or any publicity, including press releases, concerning any of the transactions provided for herein shall be made unless planned and coordinated jointly between the Company and inTEST, unless inTEST is advised by counsel that a news release or disclosure is required or appropriate; provided that, in such case, inTEST shall deliver to the Company a copy of the text of the proposed news release as far in advance of its disclosure as is practicable, and shall in good faith consult with and consider the suggestions of the Company concerning the nature and scope of the news release.


9. Registration Statement, Proxy Statement and Piggyback Rights.


     (a) Filing of Registration Statement. As soon as practicable after the execution of this Agreement, inTEST shall, with the assistance and cooperation of the Company, prepare and cause to be filed with the SEC a Joint Proxy Statement and the Registration Statement. Each of inTEST and the Company shall use all reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and the Company shall cooperate with inTEST in connection with such matters. inTEST and the Company shall use all reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.


     (b) Furnishing Information. Each of the parties hereto shall promptly furnish to the other party all information concerning itself, its shareholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 9. If any event relating to inTEST or the Company occurs, or if inTEST or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, then inTEST or the Company, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of inTEST and the Company. inTEST will notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Joint Proxy Statement or for additional information and will supply the Company with copies of all correspondence between inTEST or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement or the Merger. The Joint Proxy Statement shall include the recommendations of the Boards of Directors of inTEST and the Company in favor of this Agreement, the Merger and the transactions contemplated hereby.


     (c) Blue Sky Filings. Prior to the time of the Merger inTEST shall use reasonable efforts to obtain all regulatory or other approvals needed to ensure that inTEST Stock to be issued in the Merger: (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock who is receiving shares of registered inTEST Stock has an address of record or be exempt from such registration and (ii) will be approved for quotation at the time of the Merger on the Nasdaq National Market provided, however, that inTEST shall not, pursuant to the foregoing, be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction with respect to matters unrelated to the issuance of inTEST Stock pursuant hereto.

     (d) No Misrepresentation. Each of inTEST and the Company (in respect of the information respectively supplied by it) agrees that at the time (1) the Registration Statement is filed, (2) the Registration Statement becomes effective, (3) the Joint Proxy Statement is mailed to the shareholders of inTEST and the Company, (4) of the meetings of the shareholders of inTEST and the Company and (5) of the Closing: (i) none of the information to be supplied by each of inTEST and the Company or its affiliates for inclusion in the Registration Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) as to matters respecting it, the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder, except that no covenant, representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by inTEST for inclusion or incorporation by reference therein and no covenant, representation or warranty is made by inTEST with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     (e) Piggyback Rights. All shareholders of the Company who, immediately prior to the Merger, own five percent or more of the then outstanding Company Stock shall be included, at their option, in any future registered offering of inTEST Stock by inTEST if other shareholders are included in such offering and on the terms and conditions on which such other shareholders participate.


10. Shareholder Meetings.

     (a) Company Shareholder Meeting. The Company shall promptly after the date hereof take all action necessary in accordance with applicable law and its Articles of Organization and Bylaws to hold and convene a meeting of the Company's Shareholders (the "Company Shareholders Meeting"). Except as required by the SEC or applicable court order and except as may be required in order to amend or supplement the Registration Statement or Joint Proxy Statement, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders Meeting without the consent of inTEST. The Company shall take all reasonable actions necessary or advisable to secure the vote or consent of its shareholders required by applicable law to effect the Merger and the transactions contemplated hereby.

     (b) inTEST Shareholder Meeting. inTEST shall promptly after the date hereof take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to hold and convene a meeting of inTEST's shareholders (the "inTEST Shareholders Meeting"). Except as required by the SEC or applicable court order, inTEST shall not postpone or adjourn (other than for the absence of a quorum) the inTEST Shareholders Meeting without the consent of the Company. inTEST shall take all reasonable actions necessary or advisable to secure the vote or consent of its shareholders required by applicable law to effect the issuance of shares of inTEST Stock in the Merger.


11. Covenants of the Parties.

     (a) Confidentiality. Until the time of the Merger, all information regarding the Company received by inTEST or Newsub shall be subject to the provisions of the Confidentiality Agreement between the Company and inTEST dated April 8, 1999.

     (b) Take No Action. No party shall take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions precedent set forth in Sections 12, 13 and 14 not being satisfied.

     (c) Salary and Benefits. Following consummation of the Merger, the salary and benefits of all employees of Newsub formerly employed by the Company (other than William Stone) shall remain the same until each employee's next regularly scheduled review date.

     (d) ESOP. After the Merger, the Temptronic Equity Participation Plan will remain in place.

     (e) Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.


     (f) Access to Information. Upon reasonable prior notice, the Company shall afford inTEST and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the time of the Merger to all of its properties, books, contracts, commitments and records, all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as inTEST may reasonably request and all its key employees. Upon reasonable prior notice, the Company agrees to provide inTEST and its accountants, counsel and other representatives copies of internal financial statements (including tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 11 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.


     (g) Re-election. For a period of two years following the Closing Date, inTEST shall nominate the Temptronic Directors for re-election at each annual meeting of its stockholders or special meeting in lieu thereof and shall recommend their re-election to its stockholders.


     (h) Thirty Day Financials. As soon as reasonably practicable after the Merger, inTEST shall publish by a public filing or announcement the results of operations covering at least thirty days of combined operations of Newsub and inTEST in accordance with and to the extent permitted by applicable accounting principles and applicable laws.


12. Conditions to Obligations of Each Party.


     The respective obligations of each party to this Agreement are subject to the fulfillment, at or prior to the Closing of each of the following conditions:


     (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending.


     (b) Listing. The shares of inTEST Stock to be issued in the Merger to the shareholders of the Company shall have been approved for quotation, subject to official notice of issuance, on NASDAQ.


     (c) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect thereto, and no similar proceeding in respect of the Joint Proxy Statement shall have been initiated or threatened in writing by the SEC.


     (d) Shareholder Approval. The shareholders of the Company shall have approved the Merger at the Company Shareholders Meeting and the shareholders of inTEST shall have approved the issuance of shares of inTEST Stock in the Merger at the inTEST Shareholders Meeting.


13. Conditions to Obligations of the Company


     All obligations of the Company under this Agreement are subject to the fulfillment, at or prior to the Closing of each of the following conditions:


     (a) Representations and Warranties. All representations and warranties of inTEST and Newsub contained in this Agreement or in any certificate or document delivered pursuant to this Agreement shall be true and correct at and as of the time of Closing as though then made at and as of such time (except that such representations and warranties shall reflect the consummation of any transactions permitted by this Agreement); and inTEST and Newsub shall have performed and complied with all of their obligations under this Agreement which are to be performed and complied with by them prior to or at the time of the Closing.


     (b) No Material Adverse Effect. No Material Adverse Effect with respect to inTEST shall have occurred since the date of this Agreement and no events or circumstances shall have occurred since the date hereof that would have a Material Adverse Effect on inTEST.


     (c) Escrow Stock. inTEST shall have delivered to the Escrow Agent shares of the inTEST Stock registered in the name of the Escrow Agent for deposit in the Escrow Fund as set forth in Section 4(b) hereof.


     (d) Escrow Agreement. inTEST and Newsub shall have delivered to the Escrow Agent the Escrow Agreement duly executed by inTEST and Newsub.


     (e) inTEST Resolutions. inTEST shall have delivered to the Company certified resolutions of the Board of Directors and the Shareholders of inTEST authorizing consummation of the transactions contemplated by this Agreement.


     (f) Resolutions of Newsub. Newsub shall have delivered to the Company certified resolutions of the Board of Directors and Sole Shareholder of Newsub authorizing consummation of the transactions contemplated by this Agreement.


     (g) Election of Directors. inTEST shall have delivered to the Company evidence that James Greed and William M. Stone (the "Temptronic Directors") have been elected as members of the Board of Directors of inTEST.


     (h) Employment Agreement. William M. Stone and inTEST or Newsub shall have entered into an employment agreement in the form of Exhibit "D".


     (i) Legal Opinion. Saul, Ewing, Remick & Saul LLP, counsel for inTEST and Newsub, shall have delivered to the Company its Opinion dated the Closing Date, in the form of Exhibit "E".


14. Conditions to Obligations of inTEST and Newsub


     All obligations of inTEST and Newsub under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:


     (a) Representations and Warranties. All representations and warranties of the Company contained in this Agreement or in any certificate or document delivered pursuant to this Agreement shall be true and correct at and as of the time of the Closing as though then made at and as of such time (except that such representations and warranties may reflect the consummation of any transactions permitted by this Agreement); and the Company shall have performed and complied with all of its obligations under this Agreement which are to be performed and complied with by it prior to or at the time of the Closing.


     (b) No Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and no events or circumstances shall have occurred since the date hereof that would have a Material Adverse Effect on the Company.


     (c) Escrow Agreement. The Shareholder Representative shall have executed and delivered to the Escrow Agent an executed copy of the Escrow Agreement.


     (d) Releases. There shall have been delivered to inTEST releases in the form of Exhibit "F" pursuant to which each of Thomas Gerendas and William M. Stone releases any and all claims that he may have against the Company (other than for remuneration and benefits in the ordinary course of business for the then current pay period, claims arising out of his Employment Agreement with the Company, this Agreement and the Agreements executed in connection herewith and claims for indemnification arising out of his service prior to Closing as an officer or director of the Company).

     (e) Resolutions of the Company. The Company shall have delivered to inTEST certified resolutions of the Board of Directors and the Shareholders of the Company authorizing consummation of the transactions contemplated by this Agreement.

     (f) Good Standing Certificate. The Company shall deliver to inTEST a certificate dated as of a recent date from the Secretary of State of The Commonwealth of Massachusetts to the effect that the Company is duly incorporated and in good standing and a certificate of the Department of Revenue of The Commonwealth of Massachusetts certifying as to the tax status of the Company.

     (g) Charter. The Company shall have delivered to inTEST a copy of the Company's Articles of Organization, including all amendments thereto, certified as of a recent date by the Secretary of State of The Commonwealth of Massachusetts.

     (h) Consents. The Company shall have delivered to inTEST all necessary consents, waivers, authorizations, orders or approvals required by agreements to which the Company may be a party or required by law, regulations or otherwise in order to execute and deliver this Agreement, the Agreement of Merger, the Escrow Agreement, and to perform its obligations hereunder and thereunder.

     (i) Resignations. The Company shall have caused to be delivered to inTEST the resignations of all officers and directors of the Company, to be effective as of the Closing Date.

     (j) Corporate Books. The Company shall have delivered to inTEST and Newsub the corporate minute books and stock record books of the Company.

     (k) Company Stockholder Agreeement. All of the Stockholder Agreements of the Company in effect at the time of the Merger shall have been terminated and all life insurance policies related to such Stockholder Agreeements shall be terminated by Newsub, and Newsub shall be entitled to keep all proceeds from the surrender of such life insurance policies.

     (l) ESOP. The Employee Stock Ownership Plan of the Company shall have been assumed by Newsub.

     (m) Pooling of Interests. inTEST shall have received an opinion of KPMG LLP and an opinion of Ernst & Young LLP that the Merger and the other transactions contemplated hereunder will be treated, for financial reporting purposes, as a "pooling of interests".

     (n) Dissenting Shareholders. The number of shares of the Company Stock owned by those shareholders of the Company (if any) who shall have exercised (or given notice of their intent to exercise) the rights of dissenting shareholders under the law of The Commonwealth of Massachusetts or any other applicable law shall be less than 2% of the total number of outstanding shares of the Company Stock.

     (o) Affiliate Letters. inTEST shall have received, from each director, officer and other affiliate (as defined in Rule 144 under the Securities Act) of the Company a duly signed letter, in form and substance satisfactory to inTEST, stating that such affiliate (i) has not sold any shares of the capital stock or other securities of the Company at any time during the 30 day period ending on the Closing Date and (ii) will not sell, assign, give, pledge or otherwise transfer, dispose of or reduce such affiliate's risk relating to any of such affiliate's shares of the capital stock or other securities of the Company until inTEST shall have published financial results covering at least 30 days of post-Merger combined operations of the Company and inTEST and, thereafter, and, in any event, only in compliance with applicable federal and state securities laws.

     (p) Legal Opinion. An Opinion of Foley, Hoag & Eliot LLP, counsel for the Company, shall have been delivered dated the Closing Date and addressed to inTEST, in a form reasonably acceptable to inTEST and its counsel.


15. Indemnity by inTEST and Newsub


     inTEST and Newsub, jointly and severally, hereby indemnify the shareholders of the Company against and hold the shareholders of the Company harmless of and from any and all demands, claims, losses, expenses, damages, deficiencies and liabilities (including reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) ("Losses"), to the extent set forth in Section 17(d) of this

Agreement, resulting at any time after the Closing Date by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of inTEST or Newsub contained in this Agreement, the Agreement of Merger, the Escrow Agreement or any Schedule hereto or in any written statement or certificate furnished or to be furnished by inTEST or Newsub to the Company pursuant to this Agreement. Any liability of inTEST or Newsub under this Section 15 shall be satisfied by the delivery of such number of shares of inTEST Stock having a Market Value equal to the amount due to the shareholders of the Company hereunder.


16. Indemnities by the Shareholders of the Company


     The shareholders of the Company hereby indemnify inTEST and Newsub against and hold inTEST and Newsub harmless of and from any and all Losses, to the extent set forth in Section 17(d) of this Agreement, resulting at any time after the Closing Date by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Company contained in this Agreement, the Agreement of Merger, the Escrow Agreement or any Schedule hereto or in any written statement or certificate furnished or to be furnished by the Company pursuant to this Agreement.


17. Indemnification Procedure


     (a) Claims for Indemnification. Any party seeking indemnification hereunder (the "Indemnified Party") shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any good faith claim for indemnification hereunder and shall include in such Claim Notice the reasonably estimated amount of such claim, if known (which amount shall not include interest), and a reference to the provision of this Agreement or of any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. Such Claim Notice shall be given within thirty (30) days after the Indemnified Party becomes aware of the facts giving rise to the claim for indemnification.

       (i) If the Indemnitor shall in good faith dispute the validity of all or any amount of a claim for indemnification as set forth in the Claim
    Notice, the Indemnitor shall, within thirty (30) days of its receipt of the Claim Notice, execute and deliver to the Indemnified Party a notice setting forth with reasonable particularity the grounds and the basis upon which the claim or amount of the alleged Losses is disputed (the "Dispute Statement").

       (ii) If the Indemnitor does not dispute the Claim Notice or only disputes a portion of the amount set forth therein, then the amount of the claim described in the Claim Notice or the portion thereof not disputed shall be deemed to be admitted (the "Admitted Liability") and shall, upon the incurring of such Losses, immediately be due and payable to the Indemnified Party by the Indemnitor.

       (iii) If the Indemnitor shall within thirty (30) days of its receipt of the Claim Notice deliver to the Indemnified Party a Dispute Statement, then the portion of the claim described in the Claim Notice that is disputed by the Indemnitor shall not be due and payable, except in accordance with a decision of an arbitrator (as provided in Section 21(b) hereof), or a written agreement by the parties stipulating the amount of the Admitted Liability.

       (iv) The Indemnitor and the Indemnified Party shall endeavor to resolve any portion of a claim described in a Claim Notice that is disputed by the Indemnitor within sixty (60) days after the date of the applicable Dispute Statement. Any such disputed claims not resolved within such sixty (60) day period shall be resolved by arbitration in accordance with Section 21 hereof.

     (b) Third Party Claims.

       (i) If the Indemnified Party shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the Indemnified Party shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at the Indemnitor's option, to assume the defense of such Third Party Claim or to participate in the defense using counsel of its own choice and at its own expense; provided, however that the Indemnitor shall not have the right to assume the defense of a Third Party Claim: (1) to the extent such Third Party Claim seeks an injunction, restraining order, declaratory relief or other non-monetary relief and such Third Party Claim, if decided adversely, would have a Material Adverse Effect on the Indemnified Party; or (2) if the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnitor and (A) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or additional to those available to the Indemnitor, and (B) in the reasonable opinion of counsel for the Indemnified Party, counsel for the Indemnitor would not be able to adequately represent the interests of the Indemnified Party because such interests would materially conflict with those of the Indemnitor, and (C) such Third Party Claim, if decided adversely, would have a Material Adverse Effect on the Indemnified Party.


       (ii) Regardless of which party is controlling the defense of a Third Party Claim: (1) the controlling party shall keep the other party fully informed of such Third Party Claim at all stages thereof; (2) the party not controlling the defense of such Third Party Claim shall make available, without charge, to the other party all books and records of such party relating to such Third Party Claim; (3) the party not controlling the defense of the Third Party Claim shall cooperate with the other in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith, and (4) subject to Section 17(b)(iii) below, the controlling party shall not make any settlement of any Third Party Claim without the written consent of the party not controlling the defense, such consent not to be unreasonably withheld.


       (iii) If the Indemnitor exercises its right to assume the defense of a Third Party Claim, the Indemnified Party may participate, through counsel of its own choice and at its own expense, in the defense of any Third Party Claim, action or suit as to which the Indemnitor has elected to assume and control the defense thereof, and the Indemnitor shall not make any settlement of any such action, suit or proceeding without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnitor without prejudice to the Indemnified Party. So long as the Indemnitor is defending in good faith any Third Party Claim as to which indemnification has been sought hereunder, the Indemnified Party shall not settle or compromise such Third Party Claim.


     (c) Exclusive Remedy. Except for (i) claims of fraud or willful misrepresentation, or (ii) as otherwise specifically set forth in this Agreement, the indemnification provisions contained in Sections 15, 16 and 17 shall be deemed to be, to the extent permitted by law, the exclusive remedy or exclusive means to obtain relief, as the case may be, of any party hereto in the event of any breach of any representation, warranty, covenant or agreement contained herein (or in any certificates or other documents delivered pursuant hereto) by any other party hereto, Claims pursuant to Section 16 hereof or with respect to any claim of any third party arising out of or in connection with this Agreement or the transactions contemplated hereby, and the provisions of Sections 15, 16 and 17 shall be in lieu of any other rights or remedies that may be available to any party at law, in equity or otherwise. Any indemnification amount payable in accordance with the indemnification provisions contained in Sections 15, 16 an 17 shall be deducted proportionately from the shares of each shareholder of the Company held in the Escrow Fund, provided, however, that recovery for any claim based upon a shareholder's failure to have adequate title to his or her shares may only be made against shares in the Escrow Fund held for the account of such shareholder.


     (d) Limitation of Indemnification. inTEST and Newsub shall not be entitled to indemnification under Section 16 of this Agreement until the aggregate amount for which indemnification is sought exceeds $50,000, whether represented by one or more claims, and then only to the extent such aggregate amount exceeds $50,000, and in no event shall the shareholders of the Company be liable under Sections 16 and 17 of this Agreement for Losses in excess of the value of the inTEST Stock held in the Escrow Fund, provided that such limitation shall not apply to claims based on any party's intentional, willful or reckless (i) misrepresentations or (ii) breaches of warranties or agreements made as a part of or contained in this Agreement. In addition, for purposes of claims brought under this Agreement, Losses shall be calculated net of any insurance proceeds (including, without limitation, proceeds from directors and officers liability insurance) realized by and paid to or for the benefit of the Indemnified Party in respect of such claim. If inTEST or Newsub is entitled to indemnification under this Agreement, the amount shall be paid by the Escrow Agent delivering to inTEST or Newsub (as directed by inTEST) shares of inTEST Stock having a Market Value equal to the amount owed by the Company to inTEST or Newsub.


18. Duty to Minimize Damages

     Each party who shall seek indemnification under Sections 15, 16 and 17 hereof shall be under a duty to take all reasonable actions which would minimize the Losses for which the Indemnitor may be liable.


19. Survival of Representations

     All representations and warranties made herein, in the schedules hereto and in any document delivered pursuant hereto by the Company, inTEST or Newsub shall survive for one year after the Closing Date and then shall terminate. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.


20. Notices

     Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, may be given by the Shareholder Representative on behalf of the shareholders of the Company, by inTEST on behalf of Newsub or by Newsub on behalf of inTEST and shall be deemed to have been duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice, or (iv) when transmitted by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

   Notice to inTEST or Newsub shall be sufficient if given to:

        inTEST Corporation
        Attention: Hugh T. Regan, Jr.
        2 Pin Oak Lane
        Cherry Hill, NJ 08003
        Fax: (856) 751-1222

with a copy to:

        James W. Schwartz, Esquire
        Saul, Ewing, Remick & Saul LLP
        1500 Market Street
        38th Floor, Centre Square West
        Philadelphia, PA 19102
        Fax: (215) 972-1914

   Notice to the Company shall be sufficient if given to:

        Temptronic Corporation
        Attention William M. Stone
        55 Chapel Street
        Newton, MA 02158
        Fax 617-969-2475
with a copy to:

        Edward N. Gadsby, Jr., Esquire
        Foley, Hoag & Eliot LLP
        One Post Office Square
        Boston, MA 02109
        Fax 617-832-7000

   Notice to the Shareholder Representative shall be sufficient if given to:

        Samuel Rubinovitz
        3 Bowser Rd
        Lexington, MA 02420

with a copy to:

        Edward N. Gadsby, Jr., Esquire
        Foley, Hoag & Eliot LLP
        One Post Office Square
        Boston, MA 02109
        Fax 617-832-7000


21. General


     (a) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     (b) Arbitration.

       (i) Any and all disputes or differences pertaining to or arising out of this Agreement or the breach, termination or invalidity thereof, shall be finally and exclusively settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Philadelphia, Pennsylvania, before one arbitrator appointed in accordance with said rules. The arbitration proceedings shall be conducted in English. Judgment upon an award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The prevailing party in any such proceeding shall be entitled to its actual reasonable attorneys' fees and all other costs in connection with the arbitration and enforcement of the arbitor's award to the extent set forth in the arbitor's award.

       (ii) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy.

     (c) Further Assurances. The parties hereto agree: (i) to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement, and (ii) in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments of the Company which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing Date, to cooperate with the other party at its reasonable request in endeavoring to obtain such consent promptly.

     (d) Schedules. All of the Schedules attached to this Agreement are hereby incorporated herein and made a part hereof.

     (e) Entire Agreement. This Agreement and the Exhibits hereto, together with the Confidentiality Agreement between the Company and inTEST dated April 8, 1999, contain the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be amended or revised except by a writing signed by all parties hereto.

     (f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assign of the respective parties hereto; provided, however, that this Agreement and any and all rights hereunder may not be assigned by any party hereto except by or with the written consent of the other parties.

     (g) Construction of Agreement. In the case any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such holding shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been included herein.

     (h) Headings. The section and paragraph headings of this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.

     (i) Effect of Investigation. Any inspection, preparation or compilation of information or Schedules or audit of the inventory, property, financial condition or other matters relating to the Company conducted by or on behalf of inTEST pursuant to this Agreement shall in no way limit, affect or impair the ability of inTEST or Newsub to rely upon the representations, warranties, covenants and agreements of the Company set forth in this Agreement or in any Schedule or Exhibit to this Agreement or in the Company Financial Statements or in any certificate furnished by the Company required pursuant hereto. All statements contained in any certificate delivered at the Closing or by or on behalf of the Company, inTEST or Newsub pursuant to this Agreement or in any Schedule to this Agreement shall be deemed representations and warranties hereunder by the Company, inTEST or Newsub, as the case may be. Any disclosure made on one Schedule shall be deemed made on all Schedules provided an appropriate cross reference is made.

     (j) Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     (k) Costs and Expenses. If the Merger is not consummated for any reason, other than a breach by one of the parties hereto, inTEST and the Company will each be responsible for and bear its own costs and expenses. If the Merger is consummated, inTEST and Newsub will be responsible for and bear all costs and expenses (including legal and accounting expenses and the fees of OEM Capital Corp.) incurred by all parties hereto in connection with pursuing and consummating the Merger.

     (l) Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall together be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of inTEST and the Company.

     (m) Knowledge.

       (i) "Best Knowledge" with respect to the Company means facts or information that have come to the attention of any executive officer, and facts or information that would have come to the attention of any executive officer if he had made all reasonable inquiries into such further information. An individual will be deemed to have "Best Knowledge" of a particular fact or matter if such individual is actually aware of such fact or matter or could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

       (ii) "Actual Knowledge" as used herein means the conscious awareness of facts or information by an executive officer.

       (iii) For the purposes of this Section 21(m) an "executive officer" shall mean any of the following persons: Thomas Gerendas, William Stone and William O'Toole.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        Temptronic Corporation
                                        (a Massachusetts corporation)


                                       By: -------------------------------------
                                          William M. Stone
                                          President


                                        inTEST Corporation



                                      By:-------------------------------------
                                          Hugh T. Regan, Jr.
                                          Treasurer and Chief Financial Officer




                                        Temptronic Corporation
                                        (a Delaware corporation)


                                      By:-------------------------------------
                                          Hugh T. Regan, Jr.
                                          Treasurer and Chief Financial Officer